SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 2, 2009

Date of Report

May 31, 2009

(Date of earliest event reported)

CHINA GREEN CREATIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-147084	83-0506099
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24th Floor, Unit 03, Great China International Exchange Square,

No. 1 Fuhua Rd, Futian District, Shenzhen, Guangdong Province, China 518034

 (Address of principal executive offices, including zip code)

Tel: +86-755-23998799

Fax: +86-755-23997109

(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 31, 2009, the Company entered into an Agreement for Share Exchange pursuant to which the Company shall acquire all of the equity ownership of Plenty Fame Holding, Ltd. (“Plenty”) in exchange for a certain number of shares of the voting stock of the Company as set forth herein. At the Closing, the Company shall acquire 100% ownership of Plenty.  Consideration to be paid by the Company shall be a total of 277,785,000 newly-issued shares of its common stock (the “Exchange Shares”) in exchange for 100% ownership of Plenty.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On May 31, 2009, Ye Xing Zhang was appointed as a Director of the Company by company shareholders. Mr. Ye, aged 46, has more than 20 years in trading, retail, textile and machinery industry in China. He is expert at trading operation, business development and management. In addition, he is knowledgeable about technology development and its trends. Since 2005, Mr. Ye has been the president of Jiangxi Fangyuanlong Industry & Trade Co., Ltd, a trading company he founded in 2005. There, he was responsible for decision-making, operations and business development. From 2000 to 2004, he set up Nanchang Changxin Industry & Trade Co. Ltd, a trading company in which he was the president. From 1990 to 1999, he established Xinjiang Wusu Cotton Textile Factory and was in charge of its operation and business development. From 1986 to 1990, Mr. Ye found and managed the Jiang Xi Xinmin Textile Machinery Factory. Before starting his career as a entrepreneur, Mr Ye was a secondary teacher in the Jiang Xi Province, China from 1984 to 1985.  Mr Ye graduated from Nanchang University with a major in Mathematics in 1980.   In 2002, he was awarded the “Labor Model of the Jiang Xi Province” and “Top Ten Excellent Young People in Nanchang City” from the Chinese Government.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The Share Exchange Agreement is incorporated by reference and attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2009

China Green Creative, Inc.

By:	/s/ Chen Feng
Chen Feng
Chief Executive Officer and Director